CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated June 28, 2012 on CitizensSelect Prime Money Market Fund and CitizensSelect Treasury Money Market Fund for the fiscal year ended April 30, 2012 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 333-82876 and 811-21035) of CitizensSelect Funds.

ERNST & YOUNG LLP

New York, New York
August 28, 2012